Exhibit 4.9

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

The following description sets forth certain material terms and provisions of the securities of Vertv Holdings Co that are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following description of our securities is not complete and may not contain all the information you should consider before investing in our securities. This description is summarized from, and qualified in its entirety by reference to, our Second Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) and Amended and Restated Bylaws (our “Bylaws”), which are incorporated herein by reference. The summary below is also qualified by reference to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”). Unless the context otherwise indicates or requires, references to (1) “the Company,” “we,” “us” and “our” refer to Vertiv Holdings Co, a Delaware corporation, and its consolidated subsidiaries following the Business Combination (as defined below) and (2) “GSAH” refer to GS Acquisition Holdings Corp prior to the Business Combination.

Vertiv Holdings Co, formerly known as GS Acquisition Holdings Corp, was originally incorporated in Delaware on April 25, 2016 as a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On June 12, 2018, GSAH consummated its initial public offering (the “IPO”) of 69,000,000 units (the “units”), each unit representing one share of Class A common stock and one-third of one redeemable warrant to acquire one share of Class A common stock (the “public warrants”), following which its securities began trading on the New York Stock Exchange (the “NYSE”). Concurrently with the IPO, GS DC Sponsor I LLC, a Delaware limited liability company (the “Sponsor”), purchased 10,533,333 warrants in a private placement (the “private placement warrants” and, together with the public warrants, the “warrants”).

On February 7, 2020 (the “Closing Date”), the Company consummated its previously announced business combination pursuant to that certain Agreement and Plan of Merger, dated as of December 10, 2019 (the “Merger Agreement”), by and among GSAH, Vertiv Holdings, LLC, a Delaware limited liability company (“Vertiv Holdings”), VPE Holdings, LLC, a Delaware limited liability company (the “Vertiv Stockholder”), Crew Merger Sub I LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of GSAH (“First Merger Sub”), and Crew Merger Sub II LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of GSAH (“Second Merger Sub”). As contemplated by the Merger Agreement, (1) First Merger Sub merged with and into Vertiv Holdings, with Vertiv Holdings continuing as the surviving entity (the “First Merger”) and (2) immediately following the First Merger and as part of the same overall transaction as the First Merger, Vertiv Holdings merged with and into Second Merger Sub, with Second Merger Sub continuing as the surviving entity and renamed “Vertiv Holdings, LLC” (the “Second Merger” and, collectively with the First Merger and the other transactions contemplated by the Merger Agreement, the “Business Combination”). Immediately prior to the completion of the Business Combination, Sponsor dissolved and distributed its private placement warrants to its members (collectively, the “Sponsor Members”).

In connection with the Business Combination, GSAH changed its name to “Vertiv Holdings Co” and changed the trading symbols for its units, Class A common stock and warrants on the NYSE from “GSAH.U,” “GSAH” and “GSAH WS,” and to “VERT.U,” “VRT” and “VRT WS,” respectively. As a result of the Business Combination, the Company became the owner, directly or indirectly, of all of the assets of Vertiv Holdings and its subsidiaries, and the Vertiv Stockholder holds a portion of the Company’s Class A common stock.

Authorized and Outstanding Stock

Prior to the Business Combination, our Certificate of Incorporation authorized the issuance of 725,000,000 shares of capital stock, consisting of (1) 720,000,000 shares of common stock, including (a) 700,000,000 shares of Class A common stock, $0.0001 par value per share, and (b) 20,000,000 shares of our Class B common stock, $0.0001 par value per share, and (2) 5,000,000 shares of preferred stock, par value $0.0001 per share. Immediately prior to the completion of the Business Combination, each outstanding share of Class B common stock automatically converted into one share of Class A common stock and the number of authorized shares of Class B common stock was automatically reduced to zero. Following completion of the Business Combination, our Certificate of Incorporation authorizes the issuance of 725,000,000 shares of capital stock, consisting of (1) 720,000,000 shares of common stock, including (a) 700,000,000 shares of Class A common stock, $0.0001 par value per share, and (b) 20,000,000 shares of undesignated common stock, $0.0001 par value per share, and (2) 5,000,000 shares of preferred stock, par value $0.0001 per share.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under our Certificate of Incorporation, the holders of our common stock possess or will possess all voting power for the election of our directors and all other matters requiring stockholder action and will be entitled to one vote per share on matters to be voted on by stockholders. The holders of our common stock will at all times vote together as one class on all matters submitted to a vote of the holders of our common stock.

Dividends

Subject to the rights, if any of the holders of any outstanding shares of preferred stock, holders of our common stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by our board of directors (our “Board”) in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution or winding-up, the holders of our common stock will be entitled to receive all of our remaining assets available for distribution to stockholders, ratably in proportion to the number of shares of our common stock held by them, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

Our stockholders will have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock.

Election of Directors

There is no cumulative voting with respect to the election of directors, with the result that directors will be elected by a plurality of the votes cast at a meeting of stockholders by holders of our Class A common stock.

Preferred Stock

Our Certificate of Incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Units

The units began trading on the NYSE under the symbol “GSAH.U” on June 8, 2018. On July 27, 2018, we announced that holders of our units may elect to separately trade the Class A common stock and warrants underlying the units. Each unit consists of one share of Class A common stock and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of our Class A common stock at a price of $11.50 per share, subject to adjustment as described in this prospectus. Only whole warrants will be issued on separation of units, and only whole warrants may be traded and be exercised for Class A common stock. Unless otherwise stated in this prospectus or as the context otherwise requires, all references in this prospectus to Class A common stock or warrants include such securities underlying the units.

Warrants

Public Warrants

Each whole warrant entitles the registered holder to purchase one share of our Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on March 8, 2020. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. The warrants will expire on February 7, 2025, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) covering the issuance of the shares of Class A common issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such unit.

We filed a registration statement on Form S-1 on February 7, 2020, which was declared effective on February 14, 2020 (as amended and supplemented from time to time, the “Registration Statement”), registering under the Securities Act all of the shares of Class A common stock issuable upon exercise of the warrants and certain other securities. We will use our best efforts to maintain the effectiveness of such Registration Statement, and a current prospectus relating thereto, until the warrants expire or are redeemed. Notwithstanding the above, if our Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants for Cash. Once the warrants become exercisable, we may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and

•	if, and only if, the last reported sale price of our Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption of Warrants for Shares of Class A Common Stock. Commencing after June 6, 2020, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

•	in whole and not in part;

•	at a price equal to a number of shares of Class A common stock to be determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A common stock (as defined below) except as otherwise described below;

•	upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and

•	if, and only if, the last reported sale price of our Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders.

The numbers in the table below represent the “redemption prices,” or the number of shares of Class A common stock that a warrant holder will receive upon redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A common stock on the corresponding redemption date, determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted as set forth in the first three paragraphs under the heading “—Anti-dilution Adjustments” below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

	Fair Market Value of Class A Common Stock
Redemption Date (period to expiration of warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A common stock to be issued for each warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the average last reported sale price of our Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $11 per share, and at such time there are 57 months until the expiration of the warrants, we may choose to, pursuant to this redemption feature, redeem the warrants at a “redemption price” of 0.277 shares of Class A common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of our Class A stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, we may choose to, pursuant to this redemption feature, redeem the warrants at a “redemption price” of 0.298 shares of Class A common stock for each whole warrant. Finally, as reflected in the table above, we can redeem the warrants for no consideration in the event that the warrants are “out of the money” (i.e. the trading price of our Class A common stock is below the exercise price of the warrants) and about to expire.

Any public warrants held by our officers or directors will be subject to this redemption feature, except that such officers and directors shall only receive “fair market value” for such public warrants so redeemed (“fair market value” for such public warrants held by our officers or directors being defined as the last reported sale price of the public warrants on such redemption date).

This redemption feature is structured to allow for all of the outstanding warrants (other than the private placement warrants) to be redeemed when the Class A common stock is trading at or above $10.00 per share, which may be at a time when the trading price of our Class A ordinary shares is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants for shares of Class A common stock, instead of cash, for “fair value” without the warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of Warrants for Cash.” Holders of the warrants will, in effect, receive a number of shares representing fair value for their warrants based on a Black-Scholes option pricing model with a fixed volatility input. This redemption right provides us not only with an additional mechanism by which to redeem all of the outstanding warrants, in this case, for shares of Class A common stock, and therefore have certainty as to (1) our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed and (2) to the amount of cash provided by the exercise of the warrants and available to us, and also provides a ceiling to the theoretical value of the warrants as it locks in the “redemption prices” we would pay to warrant holders if we chose to redeem warrants in this manner. We will effectively be required to pay fair value to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants for shares of Class A common stock if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay fair value to the warrant holders. In particular, it would allow us to quickly redeem the warrants for shares of Class A common stock, without having to negotiate a redemption price with the warrant holders. In addition, the warrant holders will have the ability to exercise the warrants prior to redemption if they should choose to do so.

As stated above, we can redeem the warrants when the Class A common stock is trading at a price starting at $10, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with fair value (in the form of shares of Class A common stock). If we choose to redeem the warrants when the Class A common stock is trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Class A common stock than they would have received if they had chosen to wait to exercise their warrants for shares of Class A common stock if and when our Class A common stock is trading at a price higher than the exercise price of $11.50.

No fractional shares of Class A common stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A common stock to be issued to the holder.

Redemption Procedures and Cashless Exercise. If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (as defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants. If we call our warrants for redemption and our management does not take advantage of this option, the Sponsor Members and their respective permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments. If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (1) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) multiplied by (2) one minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (1) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price of Class A common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, or (c) to satisfy the redemption rights of the holders of Class A common stock in connection with the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of outstanding shares of our Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Class A common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant.

The warrants have been issued under a warrant agreement between Computershare Trust Company, N.A. and Computershare Inc., acting together as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

Private Placement Warrants

With certain limited exceptions, the private placement warrants and the respective Class A common stock underlying such warrants are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with the Sponsor Members, each of whom will be subject to the same transfer restrictions) until the period ending March 30, 2020. The private placement warrants will not be redeemable by us so long as they are held by the Sponsor Members or their respective permitted transferees. The Sponsor Members, or their respective permitted transferees, have the option to exercise the private placement warrants on a cashless basis and are entitled to certain registration rights. Otherwise, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than the Sponsor Members or their respective permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units being sold in this offering.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (as defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If a holder of private placement warrants is affiliated with us, their ability to sell our securities in the open market will be significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of Class A common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities.

Dividends

We have not paid any cash dividends on our common stock to date. We expect to initiate an annual dividend of $0.01 per share of our Class A common stock. We are a holding company without any direct operations and have no significant assets other than our ownership interest in Second Merger Sub. Accordingly, our ability to pay dividends depends upon the financial condition, liquidity and results of operations of, and our receipt of dividends, loans or other funds from, our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to make funds available to us. In addition, there are various statutory, regulatory and contractual limitations and business considerations on the extent, if any, to which our subsidiaries may pay dividends, make loans or otherwise provide funds to us. For example, the ability of our subsidiaries to make distributions, loans and other payments to us for the purposes described above and for any other purpose may be limited by the terms of the agreements governing our outstanding indebtedness. The declaration and payment of dividends is also at the discretion of our Board and depends on various factors including our results of operations, financial condition, cash requirements, prospects and other factors deemed relevant by our Board.

In addition, under Delaware law, our Board may declare dividends only to the extent of our surplus (which is defined as total assets at fair market value minus total liabilities, minus statutory capital) or, if there is no surplus, out of our net profits for the then-current and/or immediately preceding fiscal year.

Transfer Agent

The transfer agent for our common stock is Computershare Trust Company, N.A. and our warrant agent for our warrants is Computershare Trust Company, N.A. and Computershare Inc. (collectively, “Computershare”), acting together. We have agreed to indemnify and hold harmless Computershare in its roles as transfer agent from and against any and all losses, claims, damages, costs, charges, counsel fees and expenses, payments, expenses and liability arising out of or attributable to Computershare’s duties as transfer agent, except for Computershare’s negligence, willful misconduct or breach of confidentiality. We have also agreed to indemnify and hold harmless Computershare in its roles as warrant agent against any costs, expenses (including reasonable fees of its legal counsel), losses or damages, which may be paid, incurred or suffered by or to which it may become subject, arising from or out of, directly or indirectly, any claims or liability resulting from its actions as warrant agent; provided, however, that such covenant and agreement of us does not extend to, and Computershare shall not be indemnified with respect to, such costs, expenses, losses and damages incurred or suffered by Computershare as a result of, or arising out of, its gross negligence, bad faith or willful misconduct (each as determined by a final judgment of a court of competent jurisdiction).

Certain Anti-Takeover Provisions of Delaware Law, the Charter and Bylaws

Our Certificate of Incorporation contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together, these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. Certain of these provisions provide:

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	the requirement that directors may only be removed from the Board for cause;

•	the right of our Board to elect a director to fill a vacancy created by the expansion of our Board or the resignation, death or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies on our Board;

•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•	a prohibition on stockholders calling a special meeting and the requirement that a meeting of stockholders may only be called by members of our Board or the Chief Executive Officer of the Company, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and

•	advance notice procedures that stockholders must comply with in order to nominate candidates to our Board or to propose matters to be acted upon at a meeting of stockholders, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

Forum Selection

Our Certificate of Incorporation includes a forum selection clause, which provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring: (a) any derivative action or proceeding brought on behalf of the Company; (b) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or other employees of the Company to the Company or our stockholders; (c) any action asserting a claim arising pursuant to any provision of the DGCL or our Certificate of Incorporation or Bylaws; or (d) any action asserting a claims governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim (i) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (ii) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (iii) for which the Court of Chancery does not have subject matter jurisdiction or (iv) arising under the federal securities laws, including the Securities Act, as to which the Court of Chancery and the federal district court for the District of Delaware shall concurrently be the sole and exclusive forums. Notwithstanding the foregoing, the forum selection clause will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum.

Stockholders Agreement

At the closing of the Business Combination, the Company, the Sponsor Members and the Vertiv Stockholder entered into that certain Stockholders' Agreement, dated as of February 7, 2020 (the “Stockholders Agreement”). The Stockholders Agreement provides that the Vertiv Stockholder may not transfer the 118,261,955 shares of Class A common stock issued to the Vertiv Stockholder at the closing of the Business Combination until August 5, 2020, subject to exceptions allowing for certain transfers to related parties and transfers in connection with extraordinary transactions by the Company. Pursuant to the Stockholders Agreement, the Vertiv Stockholder will have the right to nominate up to four directors to our Board, subject to its ownership percentage of the total outstanding shares of Class A common stock. If the Vertiv Stockholder holds: (i) 30% or greater of the outstanding Class A common stock, it will have the right to nominate four directors (two of which must be independent); (ii) less than 30% but greater than or equal to 20% of the outstanding Class A common stock, it will have the right to nominate three directors (one of which must be independent); (iii) less than 20% but greater than or equal to 10% of the outstanding Class A common stock, it will have the right to nominate two directors; (iv) less than 10% but greater than or equal to 5% of the outstanding Class A common stock, it will have the right to nominate one director; and (iv) less than 5% of the outstanding Class A common stock, it will not have the right to nominate any directors. As long as the Vertiv Stockholder has the right to nominate at least one director, the Vertiv Stockholder shall have certain rights to appoint its nominees to committees of the Board and the Company shall take certain actions to ensure the number of directors serving on the Board does not exceed nine. In addition, the Stockholders Agreement provides that so long as the Company has any Executive Chairman or Chief Executive Officer as a named executive officer, the Company shall take certain actions to include such Executive Chairman or Chief Executive Officer on the slate of nominees recommended by the Board for election. The Stockholders Agreement also provides that, for so long as the Vertiv Stockholder holds at least 5% of our outstanding Class A common stock, the Vertiv Stockholder will have the right to designate an observer to attend meetings of the Board, subject to certain limitations.

Listing

Our Class A common stock, warrants and units are traded on the NYSE under the symbols “VRT,” “VRT WS” and “VERT.U,” respectively.